EXHIBIT 99.1

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SEAGATE TO ACQUIRE EVAULT, INC. – ENHANCES STRATEGY FOR SEAGATE SERVICES

SCOTTS VALLEY, Calif. — December 21, 2006 — Seagate Technology (NYSE:STX) today announced the signing of a definitive agreement to acquire privately-held EVault, Inc., a leading provider of online backup services, as part of its effort to extend the company’s storage solutions offerings and strengthen the Seagate Services group. The company’s strategy for Seagate Services includes offering market-leading services in the areas of data recovery, online backup/recovery and archiving for small-medium businesses (SMB).

“Today’s announcement highlights a strategic next step into services, which is a natural extension of Seagate’s core business and will leverage our brand leadership and channel expertise to deliver solutions to the SMB market,” said Bill Watkins, Seagate CEO. “Over the past three years, Seagate has been executing a strategy designed to broaden its customer base and increase growth opportunities by expanding beyond its core hard disc drive business into the broader storage solutions category. Our objective for Seagate Services is to become a leading provider of services to manage and protect our customers’ digital content throughout its lifecycle.”

EVault is the most recent acquisition in the broader storage solutions area and the third for Seagate in the area of services. In 2005, Seagate purchased Mirra, Inc., a leading provider of networked digital content protection products for the home and small business markets; and Action Front, a professional in-lab data recovery company. These acquisitions provide Seagate with growing opportunities in the storage solutions market and are highly scalable with Seagate’s technology portfolio and market expertise.

With Seagate Services, the company is interested in pursuing underserved markets where it can leverage leading technology and market expertise, and provide unique value propositions to address growing customer needs. According to analyst reports, there are currently over 74 million small-medium businesses worldwide, and one of their most frequently cited IT challenges is improving data availability and recovery. As a category leader in storage technology, Seagate is uniquely positioned to address the customer needs of this multi-billion dollar market.

With the acquisition of EVault, Seagate Services will provide the following primary solutions:

•	Data recovery through professional in-lab and on-site retrieval of content for corrupted or inaccessible storage devices – all media formats and all brands. For more details/service offerings: (www.seagatedatarecovery.com)

•	Online backup, archival, and recovery services for designated user and application data. These services are targeted at the underserved SMB market, and will focus on customers with limited IT infrastructure or appropriate resources. For more details/service offerings: (www.evault.com)

EVault is one of the industry’s largest, and most profitable, suppliers of online network backup, recovery and data protection solutions for SMB and remote enterprise computing. Founded in 1997, the company is privately held, based in Emeryville, CA, with over 250 employees. It has more than 8,500 customers, including hundreds of financial, health care and legal organizations.

Seagate will acquire EVault in a cash transaction valued at approximately $185 million. The acquisition is subject to various standard closing conditions, including applicable regulatory approvals, and is expected to close in the third quarter of Seagate’s fiscal year 2007.

About Seagate

Seagate is the worldwide leader in the design, manufacture and marketing of hard disc drives, providing products for a wide-range of Enterprise, Desktop, Mobile Computing, and Consumer Electronics applications. Seagate’s business model leverages technology leadership and world-class manufacturing to deliver industry-leading innovation and quality to its global customers, and to be the low cost producer in all markets in which it participates. The company is committed to providing award-winning products, customer support and reliability to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

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